NEWS RELEASE

Excellent Results at New Lexaria Oil Well

Kelowna, BC—September 16, 2014 - Lexaria Corp. (LXRP-OTCQB) (LXX-CNSX) (the "Company" or "Lexaria") is very pleased to report excellent oil production rates at the new PPF-12-7 oil well at Belmont Lake, Mississippi. The well is now flowing and selling oil.

 As of Friday September 12, the well was producing approx 120 bo/d on a 12/64th choke. For Sept 13 it produced 119 bo/d on an 11/64th choke; and on Sept 14 it produced 119 bo/d on a 10/64th choke. No formation water has been produced. Flowing pressures increased each day as choke sizes were reduced, indicating healthy reservoir pressures. This is one of the highest flow rates ever for a Belmont Lake well, and more than meets Lexaria’s expectations. The 12-7 well is located further east than any other existing well in Belmont Lake field, further expanding the producing boundaries of the field which are still undetermined.

The operator and owners intend to restrict this well to 90 bo/d for the intermediate term on an even more restricted choke, and to monitor the well over time to optimize production in the short and long terms. This allows for more prudent operation of the well and field over time, as many Frio-formation wells can produce oil for as long as 10 or 15 years.

Although earlier sidewall core analysis indicated 19-20 feet (true vertical depth) of oil bearing pay, only the upper 8 feet of the well was perforated in order to stay above the oil/water contact zone.

“Taken within the context of this conservative perforation technique and the restriction from the small choke size, I view the oil production rates from this well as even more positive,” said Chris Bunka, President.

Lexaria congratulates its operator and co-owners of the 12-7 well as the Belmont Lake oil field continues to provide positive results.

Additional information, including longer term performance, will be released when available. Griffin & Griffin Exploration, LLC is the operator of the well which was drilled in Section 41, Township 2 North – Range 4 West of Wilkinson Country, Mississippi.

Lexaria retains a 42% working interest in the producing 12-1 and 12-3 wells; a 50% working interest in the suspended 12-4 and 12-5 wells; and a 13.3% working interest in the 12-7 well. Lexaria is actively reviewing all possible ways of maximizing value from the Belmont Lake oil field assets.

About Lexaria

Lexaria’s shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the completion of the 12-7 well or the new production facility will continue to produce commercial quantities of oil.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.